Exhibit 99.1

         James River Group Stockholders Vote In Favor Of Acquisition By
                         Member Of The D. E. Shaw Group

          Cash Payment Of $34.50 Per Share Values Total Transaction At
                           Approximately $575 Million

      CHAPEL HILL, N.C., Nov. 6 /PRNewswire-FirstCall/ -- James River Group, Inc. (Nasdaq: JRVR) announced that, at today's Special Meeting of Stockholders, its stockholders have overwhelmingly approved the acquisition of the Company by a Bermuda-based holding company and member of the D. E. Shaw group, a global investment management firm. Over 84% of the Company's outstanding shares of common stock were voted on the merger proposal at the meeting, and over 99% of these votes were in favor of the acquisition. Upon the closing of the transaction, stockholders will receive a cash payment of $34.50 per share, with the value of the transaction totaling approximately $575 million. The Company expects that the transaction will be completed in early December 2007.

      James River Group, Inc. is an insurance holding company that primarily owns and manages specialty property/casualty insurance companies with the objective of consistently earning underwriting profits. Each of the Company's two insurance company subsidiaries is rated "A-" (Excellent) by A.M. Best Company. Founded in September 2002, the Company wrote its first policy in July 2003 and currently underwrites in two specialty areas: excess and surplus lines in 48 states, the U.S. Virgin Islands and the District of Columbia; and workers' compensation, primarily for the residential construction industry in North Carolina and Virginia.